SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934




                                  May 27, 2004
                     -------------------------------------
                Date of Report (Date of earliest event reported)


                          Oil-Dri Corporation of America
                     -------------------------------------
             (Exact name of registrant as specified in its charter)



                 Delaware             0-8675            36-2048898
           --------------------  ----------------     -------------
             (State or other       (Commission        (IRS Employer
             jurisdiction of       File Number)     Identification No.)
             incorporation)




                    410 North Michigan Avenue
                           Suite 400
                       Chicago, Illinois            60611-4213
                    -------------------------       ----------
                     (Address of principal          (Zip Code)
                       executive offices)

                                   (312) 321-1515
                        ------------------------------------
                            Registrant's telephone number

Item 7.  Financial Statements and Exhibits

(c) Exhibits: The following document is attached as an exhibit to this report:

Exhibit
Number             Description

99                 Press Release dated May 26, 2004.


Item 9.    Regulation FD Disclosure
Item 12.   Results of Operations and Financial Condition

On May 26, 2004, the Registrant issued a press release announcing the results of operations for the third quarter of its 2004 fiscal year. A copy of the press release is attached as Exhibit 99. This information is being provided under both Items 9 and 12, as suggested by the Commission in Release 33-8216, though it is required to be provided only under Item 12.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 OIL-DRI CORPORATION OF AMERICA



                                 By: /s/ Charles P. Brissman
                                     Charles P. Brissman
                                     Vice President and General Counsel




Date: May 27, 2004

Release:  Immediate                           Contact: Ronda J Williams
                                                       312-706-3232

                       Oil-Dri Corporation of America
          Reports Third Quarter EPS up 77% and Nine Month EPS up 94%

CHICAGO - May 26, 2004 - Oil-Dri Corporation of America (NYSE: ODC) today announced sales of $46,616,000 for the third quarter ended April 30, 2004, 1% greater than sales of $46,125,000 in the same quarter one year ago. The company reported net income of $1,824,000 or $0.30 per fully diluted share, 77% greater than income of $977,000 or $0.17 per fully diluted share reported in the same quarter one year ago.

Sales for the nine months ended April 30, 2004, were $140,708,000, 10% greater than sales of $128,311,000 in the same period one year ago. Net income for the nine months was $5,270,000 or $0.89 per fully diluted share, an increase from $2,607,000 or $0.46 per fully diluted share in the comparable period last year.

Third quarter pre-tax income was $2,231,000 and there were no non-recurring items. Pre-tax income of $1,474,000 in the third quarter one year ago included a $310,000 gain from a real estate sale, a non-cash asset write off of $385,000 and a non-cash charge of approximately $350,000 to write down goodwill associated with an equity investment in Kamterter, a research and development company in the agricultural industry. Excluding these items, the company earned pre-tax income of $1,899,000, during last year's third quarter.

This year's nine month pre-tax income of $7,084,000 includes a $464,000 loss on impaired assets related to a write-off of box line packaging equipment and a $200,000 reserve for obsolete branded packaging inventory. Excluding these items the company had pre-tax income of $7,748,000 for the nine months ended April 30, 2004.

Last year's nine month pre-tax income of $3,831,000 included a gain of $139,000 from the sale of mineral rights in Tennessee, a payment of $675,000 from a customer who failed to meet minimum purchase requirements, a $310,000 gain from real estate sales, a $385,000 asset write-off and the $350,000 goodwill write down associated with Kamterter. Excluding these items, the company earned pre-tax income of $3,442,000 for the nine months ended April 30, 2003.

Third Quarter Review
President and Chief Executive Officer Daniel S. Jaffee said, "Our sales were relatively flat for the quarter but we continued to benefit from our focus on margin enhancement. Slower quarterly sales were the result of decreased agricultural and sports field business, as well as a slight decrease in consumer business.

"Increased sales of higher margin products, however, led to the quarter's increased profitability. While our margins have continued to increase, we cannot overlook rising costs of energy sources, packaging materials, transportation and other commodities. For these reasons, we continue to focus on managing these costs both internally and externally.

"We intend to increase prices for next fiscal year and by July 31, 2004, we expect our revised pricing structure to be implemented throughout all market segments."

Business Review
       Sales for the Consumer Products Group were up 2% for the quarter and 12% for the nine months. Canadian operations contributed to the increased quarter and nine month sales, as well as increased sales of private label Special Kitty litter at Wal-Mart and the company's branded Cat's Pride and Jonny Cat litter in grocery markets.

       The Crop Production and Horticultural Products Group experienced a decrease in sales for the quarter by 14% but an increase of 3% for the nine months. There was a decrease in sales for Agsorb agricultural carriers, Pro's Choice sports field products and Flo-Fre processing aids. Sports field products are expected to show stronger fourth quarter sales.

       The Industrial and Automotive Products Group sales were up 5% for the quarter and 9% for the nine months. Strong sales of synthetic sorbent products in March, greater sales in Canada and overall price increases contributed to the total growth of this product group for the quarter. Sales through existing major distributors were also up.

       Sales were up 11% for the Specialty Products Group in the quarter and 8% year-to-date. Animal health and nutrition products continued to outpace last year with strong gains in Latin America and Asia. Strong sales of Pure-Flo bleaching clays in the U.S. and Oil-Dri UK contributed to the quarter and nine-month period.

Financial Review
On March 9, 2004, Oil-Dri's Board of Directors declared a regular quarterly cash dividend of $0.10 per share on Common Stock. The dividend will be payable on June 11, 2004 to stockholders of record at the close of business on May 7, 2004. At the April 30, 2004 closing price of $16.75 and assuming cash dividends continue at the same rate, the annual yield on the company's Common Stock is 2.4%.

During the fiscal year-to-date, the company repurchased 89,806 shares of stock, at an average price of $14.96 per share. The company has 212,204 shares remaining under its current stock repurchase authorization.

Cash, cash equivalents and short-term investments at April 30, 2004, totaled $20,822,000. Operating cash flow was $13,712,000 for the nine-month period. Capital expenditures for the nine-months totaled $3,722,000, which was $2,387,000 less than the depreciation and amortization of $6,109,000. A debt repayment was made in the third quarter of $1,500,000. Total debt repayments year-to-date are $4,000,000.

The company's effective tax rate was 25.6% of pre-tax income in the first nine months of fiscal 2004 versus 32% in the first nine months of fiscal 2003. The decrease in the effective tax rate for fiscal 2004 was due to a change in estimate in calculating the company's depletion deduction.

Looking Forward
Jaffee commented, "As we look toward the completion of fiscal 2004, we are optimistic about the continued growth and health of our business. We are focused on continually improving our operational efficiencies while managing external expenses.

"Comparing our earnings per share to last year, we have exceeded last year's third quarter by 77% and have exceeded the bottom end of the estimated earnings per share range year-to-date. In light of this we are raising our estimated earnings per share range to $0.95-$1.00 for the fiscal year. We are very proud of these results and look forward to an even stronger fiscal 2005.

                                   ###

================================================================================
           The company will offer a live web cast of the third quarter earnings teleconference on Thursday, May 27, 2004 at 10:00 a.m. CST. To listen to the call via the web, please visit www.streetevents.com or www.oildri.com. An archived recording of the call will be available for approximately 30 days after the call and written transcripts of all teleconferences are posted on the Oil-Dri web site.


           Oil-Dri Corporation of America is the world's largest manufacturer of cat litter and a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets.

           Cat's Pride(R) cat litter, Jonny Cat(R) cat litter, Agsorb(R) agricultural carriers, Pro's Choice(R) sports field products, Flo-Fre(R) processing aids, ConditionAde(R) pellet binder and Pure-Flo(R) bleaching clays are all trademarks of Oil-Dri Corporation of America.

           Special Kitty(R) cat litter is a trademark of Wal-Mart Stores, Inc.

           This release contains certain forward-looking statements regarding the company's expected performance for future periods, and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties which include, but are not limited to, competitive factors in the consumer market; the level of success in implementation of price increases and surcharges; changes in overall agricultural demand; increasing regulation of the food chain; changes in the market conditions, the overall economy, energy prices, and other factors detailed from time to time in the company's annual report and other reports filed with the Securities and Exchange Commission.

O I L - D R I   C O R P O R A T I O N   O F   A M E R I C A
Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

                                            Third Quarter Ended April 30,
                                    ------------------------------------------
                                       2004   % of Sales     2003   % of Sales
                                    ------------------------------------------
Net Sales                           $ 46,616    100.0%    $ 46,125    100.0%

Cost of Sales                         35,548     76.3%      36,210     78.5%
                                    ------------------------------------------
Gross Profit                          11,068     23.7%       9,915     21.5%

Operating Expenses                    (8,304)   -17.8%      (7,854)   -17.0%
                                    ------------------------------------------
Operating Income                       2,764      5.9%       2,061      4.5%

Interest Expense                        (525)    -1.1%        (605)    -1.3%

Other Income (Expense)                    (8)     0.0%          18      0.0%
                                    ------------------------------------------
Income Before Income Taxes             2,231      4.8%       1,474      3.2%

Income Taxes                             407      0.9%         497      1.1%
                                    ------------------------------------------
Net Income                          $  1,824      3.9%    $    977      2.1%
                                    ==========================================
Net Income Per Share:
                        Basic       $   0.33              $   0.18
                        Diluted     $   0.30              $   0.17

Average Shares Outstanding:
                        Basic          5,500                 5,564
                        Diluted        6,072                 5,714

                                            Nine Months Ended April 30,
                                    ------------------------------------------
                                       2004   % of Sales     2003   % of Sales
                                    ------------------------------------------
Net Sales                           $140,708    100.0%    $128,311    100.0%

Cost of Sales                        107,469     76.4%     101,020     78.7%
                                    ------------------------------------------
Gross Profit                          33,239     23.6%      27,291     21.3%

Loss on Impaired Long-Lived Assets      (464)    -0.3%        --        --

Other Contractual Income                --        --           675      0.5%

Operating Expenses                  ( 24,452)   -17.4%     (22,423)   -17.5%
                                    ------------------------------------------
Operating Income                       8,323      5.9%       5,543      4.3%

Interest Expense                      (1,589)    -1.1%      (1,953)    -1.5%

Gain on the Sale of Mineral Rights      --        --           139      0.1%

Other Income                             350      0.2%         102      0.1%
                                    ------------------------------------------
Income Before Income Taxes             7,084      5.0%       3,831      3.0%

Income Taxes                           1,814      1.3%       1,224      1.0%
                                    ------------------------------------------
Net Income Per Share                $  5,270      3.7%    $  2,607      2.0%
                                    ==========================================
Net Income Per Share:
                        Basic       $   0.96              $   0.47
                        Diluted     $   0.89              $   0.46

Average Shares Outstanding:
                        Basic          5,469                 5,599
                        Diluted        5,937                 5,695

O I L  -  D R I   C O R P O R A T I O N   OF   A M E R I C A
Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

                                                          As of April 30,
                                                       --------------------
                                                          2004       2003
                                                       --------------------
Current Assets
 Cash, Cash Equivalents and Investments                $ 20,822    $ 15,175
 Accounts Receivable, net                                23,446      23,811
 Inventories                                             13,635      12,348
 Prepaid Expenses                                         7,911       6,750
                                                       --------------------
                      Total Current Assets               65,814      58,084
                                                       --------------------
Property, Plant and Equipment                            46,144      49,035
Other Assets                                             15,921      18,744
                                                       --------------------
Total Assets                                           $127,879    $125,863
                                                       ====================

Current Liabilities
 Current Maturities of Notes Payable                   $  4,000    $  4,350
 Accounts Payable                                         4,828       6,171
 Dividends Payable                                          515         464
 Accrued Expenses                                        16,667      12,664
                                                       --------------------
                      Total Current Liabilities          26,010      23,649
                                                       --------------------
Long-Term Liabilities
 Notes Payable                                           23,400      27,400
 Other Noncurrent Liabilities                             5,411       5,473
                                                       --------------------
                      Total Long-Term Liabilities        28,811      32,873
                                                       --------------------
Stockholders' Equity                                     73,058      69,341
                                                       --------------------
Total Liabilities and Stockholders' Equity             $127,879    $125,863
                                                       ====================

Book Value Per Share Outstanding                       $  13.36    $  12.38

Additions to and Acquisitions of
 Property, Plant and Equipment         Third Quarter   $  1,495    $    883
                                       Year to Date    $  3,722    $  7,251
Depreciation and Amortization Charges  Third Quarter   $  1,985    $  2,495
                                       Year to Date    $  6,109    $  6,669